Exhibit 99.1

Contact:
Media Relations	Jamie Bernard, IRC
Charles River Associates	Senior Associate
media@crai.com	Sharon Merrill Associates, Inc.
617-425-3315	617-542-5300

Christine R. Detrick Joins Charles River Associates (CRA)

Board of Directors

Former Bain & Company Senior Partner Brings Deep Professional Services Insight and Experience

BOSTON, Massachusetts – March 4, 2020 – Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, announced that its Board of Directors has appointed Christine Detrick as an independent director to the Board effective May 7, 2020. Ms. Detrick will serve on CRA’s Nominating and Corporate Governance and Compensation Committees.

“Christine is a seasoned professional services executive who brings deep and varied experience across a number of industries to the CRA board,” said Paul Maleh, CRA’s Chief Executive Officer and President. “We look forward to benefitting from her 30 years as a successful leader at premier insurance, banking and private consulting services companies. We welcome Christine to the CRA board.”

From 2002 to 2012, Ms. Detrick served as a Director, Americas Leader, Financial Services Practice, and Senior Advisor of Bain & Company, Inc., one of the world’s leading management consulting firms. Before joining Bain, she served for 10 years at A.T. Kearney, Inc., including as Leader, Eastern U.S., Global Leader, Financial Institutions Group, and a member of the Board of Management. Prior to those roles, she was one of the founding partners of First Financial Partners, a venture capital firm specializing in savings and loan institutions, from 1988 to 1992 and served as the Chief Executive Officer, St. Louis Bank for Savings. Ms. Detrick currently serves on the board of Reinsurance Group of America, a publicly traded reinsurance company, serving as Chair of the Nominating and Governance Committee and a member of their Compensation Committee; and Hartford Mutual Funds, a private mutual fund company serving as Chair of their Investment Committee.

About Charles River Associates (CRA)

Charles River Associates® is a leading global consulting firm specializing in economic, financial, and management consulting services. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at www.crai.com. Follow us on LinkedIn, Twitter, and Facebook.